Exhibit 3.1


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF

                                RCN CORPORATION

                                   * * * * *

                  RCN Corporation, a Delaware corporation (the "Corporation") hereby certifies as follows:

                  1. The name of the Corporation is RCN Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State was February 19, 1997.

                  2. On May 27, 2004, RCN Corporation and certain of its affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (Case No. 04-13638). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Joint Plan of Reorganization under Chapter 11 of Title 11 of the United States Code of RCN Corporation, et al. (the "Plan"), as confirmed on December 8, 2004 by order (the "Order") of the Bankruptcy Court. Provision for the making of this Amended and Restated Certificate of Incorporation is contained in the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the formation of the Corporation.

                  3. The text of the Certificate of Incorporation as hereby and heretofore amended or supplemented is hereby restated to read as herein set forth in full:

                  FIRST:  The name of the Corporation is RCN Corporation.

                  SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law" or "DGCL").

                  FOURTH: (a) Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 120,000,000, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 20,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). Pursuant to Section 1123 of the Bankruptcy Code, notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

                  (b) Common Stock. All shares of Common Stock will be identical with respect to the rights and privileges to which the holders thereof are entitled, except as otherwise provided herein.

                  (1) Voting Rights. Except as set forth herein or as otherwise required by law, each holder of an outstanding share of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, including the election of directors, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

                  (2) Dividends and Distributions. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the Board of Directors of the Corporation (the "Board of Directors") may cause dividends to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends or other distributions (including without limitation any grant or distribution of rights to subscribe for or purchase shares of capital stock or securities or indebtedness convertible into capital stock of the Corporation) are declared, whether payable in cash, in property or in shares of stock of the corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends or other distributions.

                  (3) No Preemptive Rights. The holders of shares of Common Stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation or any securities convertible into or exchangeable for shares of any class of capital stock of the Corporation.

                  (4) Preferred Stock. The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware Law.

                  FIFTH: (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

                  (b) Each director shall serve for a one-year term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.

                  (c) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

                  (d) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled solely by a majority of the directors then in office (even if less than a quorum) or by the sole remaining director; provided, however, that a vacancy in any directorship elected by the holders of any series of Preferred Stock (a "Class Director") shall be filled solely by such holders.

                  (e) Subject to the rights of the holders of any series of Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation to remove a Class Director under specified circumstances, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation then entitled to vote generally in the election of directors, voting together as a single class.

                  SIXTH: A majority of the directors on the Board of Directors shall be independent. An "independent" director shall mean a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship, which, in the opinion of the Corporation's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

                  (a) a director who is, or at any time during the past three years was, employed by the Corporation or by any parent or subsidiary of the Corporation;

                  (b) a director who accepted or who has a spouse, parent, child or sibling (whether by blood, marriage or adoption) or who has a person residing in their home (collectively, a "Family Member") who accepted any payments from the Corporation or any parent or subsidiary of the Corporation in excess of $60,000 during the current or any of the past three fiscal years, other than the following:

                  (1) compensation for board or board committee service;

                  (2) payments arising solely from investments in the Corporation's securities;

                  (3) compensation paid to a Family Member who is a non-executive employee of the Corporation or a parent or subsidiary of the Corporation;

                  (4) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

                  (5) loans permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended;

                  (c) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Corporation or by any parent or subsidiary of the Corporation as an executive officer;

                  (d) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Corporation made, or from which the Corporation received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

                  (1) payments arising solely from investments in the Corporation's securities; or

                  (2) payments under non-discretionary charitable contribution matching programs.

                  (e) a director of the Corporation who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Corporation served on the compensation committee of such other entity; or

                  (f) a director who is, or has a Family Member who is, a current partner of the Corporation's outside auditor, or was a partner or employee of the Corporation's outside auditor who worked on the Corporation's audit at any time during any of the past three years.

                  SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

                  EIGHTH: (a) Subject to the rights of the holders of any series of Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation to elect or remove a Class Director or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of the stockholders.

                  (b) Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation and may not be called by any other person or persons.

                  NINTH: (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

                  (b) (1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

                  (2) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation, and to such persons serving at the request of the Corporation as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

                  (c) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

                  (d) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

                  (e) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

                  IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation of RCN Corporation this 21st day of December, 2004.


                                   RCN CORPORATION


                                   By: /s/ Deborah M. Royster
                                       -----------------------------------------
                                       Name:  Deborah M. Royster
                                       Title: Senior Vice President, General
                                              Counsel & Corporate Secretary